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                    FUND ADMINISTRATION SERVICING AGREEMENT

This Agreement is made and entered into on this thirteenth day of February, 1997, by and between Granum Series Trust (hereinafter referred to as the "Fund") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

WHEREAS, The Fund is an open-ended management investment company which is registered under the Investment Company Act of 1940;

WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

NOW, THEREFORE, the Fund and FTC do mutually promise and agree as follows:

I.    Appointment of Administrator

      The Fund hereby appoints FTC as Administrator of the Fund on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II.   Duties and Responsibilities of FTC

      A. General Fund Management

            1. Act as liaison among all fund service providers

            2. Coordinate board communication by:

                  a.   Assisting fund counsel in
                       establishing meeting agendas
                  b.   Preparing board reports based on
                       financial and administrative data
                  c.   Evaluating independent auditor
                  d.   Securing and monitoring fidelity bond
                       and director and officers liability coverage, and making the necessary SEC filings relating thereto
                  e.   Record board minutes

            3.   Audits

                  a.   Prepare appropriate schedules and
                       assist independent auditors
                  b.   Provide information to SEC and
                       facilitate audit process
                  c.   Provide office facilities

            4.   Assist in overall operations of the Fund



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      B.    Compliance

            1.   Regulatory Compliance

                  a.   Monthly, quarterly and intra month
                       spot checks as needed to monitor compliance with Investment Company Act of 1940 requirements

                        1)   Asset diversification
                             tests
                        2)   Total return and SEC
                             yield calculations
                        3)   Maintenance of books and
                             records under Rule 31a-3
                        4)   Code of ethics

                  b. Periodically monitor Fund's compliance with the policies and investment limitations of the Fund as set forth in its prospectus and statement of additional information

            2.    Blue Sky Compliance

                  a.   Prepare and file with the appropriate
                       state securities authorities any and all required compliance filings (including initial filings) relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares
                  b.   Monitor status and maintain
                       registrations in each state

            3.    SEC Registration and Reporting

                  a. Update prospectus and statement of additional information; proxy statements, and Rule 24f-2 notice. Submit to firm's counsel as needed.
                  b.   Prepare Annual and semiannual reports

            4.    IRS Compliance

                  a. Monthly, quarterly and intra month spot checks as needed to monitor the Fund's status as a regulated investment company under Subchapter M through review of the following:

                        1)   Asset diversification
                             requirements
                        2)   Qualifying income
                             requirements
                        3)   Distribution requirements

                  b.   Monitor short short testing
                  c.   Calculate required distributions
                       (including excise tax distributions)


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      C.    Financial Reporting

            1. Provide financial data required by the fund's prospectus and statement of additional information

            2. Prepare financial reports for shareholders, the board, the SEC, and independent auditors

            3.   Supervise the Fund's Custodian and Fund
                 Accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements including oversight of expense accruals and payments, of the determination of net asset value of the Fund's net assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders

      D.    Tax Reporting

            1. Prepare and file on a timely basis appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules

            2.   Prepare state income breakdowns where relevant

            3. File 1099 Miscellaneous for payments to directors and other service providers

            4.   Monitor wash losses

            5. Calculate eligible dividend income for corporate shareholders

III.  Compensation

      The Fund agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule A.

      These fees may be changed from time to time, subject to mutual written Agreement between the Fund and FTC.

      The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

IV.   Additional Series

      In the event that the Granum Series Trust a Delaware business trust which is organized as a series fund currently offering one fund: Granum Value Fund, establishes one or more series of shares with respect to which it desires to have FTC render fund administration services, under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of

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      this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The fund currently covered by this Agreement is the Granum Value Fund.

V.    Performance of Service; Limitation of Liability

           A. FTC shall exercise reasonable care and to act in good faith in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
      fees)which FTC may sustain or incur or which may be asserted against FTC by any person other than the Fund arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or(ii) in reliance upon any written or oral instruction for a proper corporate purpose provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

           In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

              Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

           B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the

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      subject of this indemnification.  In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

           C. FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees)which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

VI.   Confidentiality

      FTC agrees on behalf of itself and its employees and agents to treat confidentially all information relating to the Fund's business which is received by FTC during the course of rendering any service hereunder. The Agent agrees on behalf of itself and its employees and agents to treat confidentially all records and other information relative to the Fund and its shareholders and shall not disclose to any other party, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

VII.  Data Necessary to Perform Service

      The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VIII. Terms of Agreement

      This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety(90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

IX.   Duties in the Event of Termination

      In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if

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      such form differs from the form in which FTC has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

X.    Choice of Law

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

XI.   Notices

      Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
      Notice to FTC shall be sent to Mutual Fund Services located at 615 East Michigan Street, Milwaukee, Wisconsin 53202 and notice to the Fund shall be sent to the Granum Series Trust located at 126 East 56th Street, Twenty-Fifth Floor, New York, N.Y. 10022.

XII.  Records

      FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Fund and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund on and in accordance with its request. [Trustees and Shareholders shall not be personally liable for the obligations of the Fund in connection with any matter arising from or in connection with this agreement.]

XIII. This servicing agreement can not be assigned without consent of Granum Series Trust.

GRANUM SERIES TRUST                            FIRSTAR TRUST COMPANY

By: /s/ Jonas Siegel                           By: /s/ Joe D. Redwine
    ---------------------------------------        -----------------------------------------
Title: Chief Financial Officer/Treasurer       Title: First Vice President

Date: February 13, 1997                        Date: February 27, 1997
      -------------------------------------          --------------------------------------

Attest: /s/ Lewis M. Eisenberg                 Attest: /s/ Paul Rock
        -----------------------------------            ------------------------------------


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SCHEDULE A
FUND ADMINISTRATION SERVICING AGREEMENT

                       FUND ADMINISTRATION AND COMPLIANCE

                              ANNUAL FEE SCHEDULE


      o    Minimum annual fee per fund:  $30,000 for the first $40,000,000

      o    6 basis points (.0006) on the next $200,000,000
      o    5 basis points (.0005) on the next $300,000,000
      o    3 basis points (.0003) on the balance

      o    Out-of-Pocket expenses, including, but not limited to:
      o    Postage
      o    Stationery
      o    Programming
      o    Proxies
      o    Retention of Records
      o    Special reports
      o    Federal and state regulatory filing fees
      o    Certain insurance premiums
      o    All other out-of pocket expenses
      o    Expenses from Board of Directors meetings
      o    Auditing and legal expenses
      o    Fees are billed monthly




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